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Exhibit 15.1

The Board of Directors and Stockholders
FedEx Corporation

        We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Corporation 2002 Stock Incentive Plan of FedEx Corporation and in the related Prospectus, of our report dated September 27, 2002, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2002.

/s/ Ernst & Young LLP

Memphis, Tennessee
October 10, 2002

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  Exhibit 15.1